                                                                     EXHIBIT 5.1

                                   May 7, 2002


Smith & Wesson Holding Corporation
14500 North Northsight, Suite 221
Scottsdale, AZ  85260

                       REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") filed by you with the Securities and Exchange Commission (the "Commission") on or about May 7, 2002 in connection with the registration under the Securities Act of 1933, as amended, of a total of 10,000,000 shares of your Common Stock (the "Shares") reserved for issuance under the 2001 Stock Option Plan. As your counsel in connection with these transactions, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

         It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

                                        Very truly yours,


                                        GAMMAGE & BURNHAM
                                        A Professional Limited Liability Company



                                        /s/ Gammage & Burnham